Enclosed for filing you will find an amended semi-annual report on Form NSAR-A/A for the period ended February 29, 2016, originally filed with the U.S. Securities and Exchange
Commission on April 28, 2016, the Form NSAR-A. The purpose of this amended filing is to provide updated responses to question 7C3 for each of the twelve series of: AB 2010
Retirement Strategy - AB 2055 Retirement Strategy.

Except as set forth above, no other changes have been made to the Form NSAR-A, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-A.